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                                                                     EXHIBIT 5.1


Ballard Spahr Andrews & Ingersoll, LLP
1225 17th Street, Suite 2300
Denver, Colorado 80202
(303) 292-2400


October 27, 2000


Greka Energy Corporation
630 Fifth Avenue, Suite 1501
New York, New York 10111

Re: Form S-3 Registration Statement relating to shares of no par value Common Stock for a Selling Security Holder

Ladies and Gentlemen:

                  We have acted as counsel for Greka Energy Corporation (the "Company") in connection with the preparation of the Form S-3 Registration Statement to be filed by the Company with the Securities and Exchange Commission relating to the shares of the Company's no par value common stock (the "Common Stock") being offered for sale by a holder of the Company's securities. As such counsel, we have examined and relied upon such records, documents, certificates and other instruments and have made such other investigation as we deemed appropriate as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth.

                  Based upon the foregoing, we are of the opinion that the shares of Common Stock being offered for resale in accordance with the terms set forth in the Registration Statement have been legally issued and are fully paid and nonassessable.

                  We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the State of Colorado. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Registration Statement and the Prospectus forming a part thereof.

                                     Very truly yours,

                                     /s/ Ballard Spahr Andrews & Ingersoll, LLP